Exhibit 99.1

AITX Provides Update on Deployed RAD Security Robots

Detroit, Michigan, October 18, 2023 — Artificial Intelligence Technology Solutions, Inc., (the “Company”) (OTCPK:AITX), a global leader in AI-driven security and productivity solutions for enterprise clients along with its wholly owned subsidiary, Robotic Assistance Devices, Inc. (RAD), today provided an update on devices deployed, activated and those soon to be deployed.

As of September 30, 2023, RAD indicated a total of 487 devices are deployed and/or contracted to be deployed. When and if all contracted devices are fully deployed and producing revenue, and pending any changes, the expected Recurring Monthly Revenue (RMR) could be approximately $320,000. If the devices serve a twelve-month deployment term the annual revenue, subject to various adjustments, will be approximately $3.8MM plus deployment and training revenue.

All devices noted here are expected to produce revenue for at least 12 months. It is important to note, however, that clients can opt to cancel contracts, delay deployment, or ask for other changes that delay billing and or cancel the contracts. Furthermore, existing device deployments can be canceled or not renewed. Currently the Company experiences less than 5% deployment churn on a quarterly basis.

Note that 48 of these units at this moment are either built but not yet shipped, shipped but not yet received, received but not yet installed, installed but not yet activated, or activated but not yet accepted by the client which is required for billing to start. The Company anticipates most of these units will be producing revenue in the next couple of months as well as anticipating that most of the rest of the backlog could be deployed by the end of the calendar year. The backlog at this moment is 136 devices, which is defined as contracted (inked) devices that have not yet finished production. The Company noted that device shipments are not scheduled sequentially and that the Company responds to its needs and various client schedules when prioritizing deployments.

Steve Reinharz, CEO of AITX and RAD, emphasized the Company’s current strategic direction, stating, “We are working towards growing monthly recurring revenue as we work to achieve positive cash flow.”

This announcement serves as an affirmation of the Company’s commitment to enhancing shareholder value by tracking deployment statistics and revenue milestones. It underscores a strategic pivot towards operational efficiency, cost management, and revenue optimization through accelerated device deployment.

RMR is money earned from customers who pay for a subscription to a service or product. RAD’s solutions are generally offered as a recurring monthly subscription, typically with a minimum 12-month subscription contract.

For continual updates and to stay informed about the Company’s progress, stakeholders, investors, and interested parties are encouraged to monitor the company’s official communications channels.

AITX, through its subsidiary, Robotic Assistance Devices, Inc. (RAD), is redefining the $25 billion (US) security and guarding services industry through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry’s existing and costly manned security guarding and monitoring model. RAD delivers these tremendous cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

RAD has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

About Artificial Intelligence Technology Solutions (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX’s RAD, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on Twitter @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the “Company”). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. As such, there are no assurances that the Company will meet its expectations with respect to its future sales volume or becoming cash flow positive. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company’s future revenues, results of operations, or stock price.

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Steve Reinharz

949-636-7060
@SteveReinharz